Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of October 3, 2005

by and among

Integral Systems, Inc.,

Real Time Logic, Inc.

Lumistar, Inc.,

Lumistar, LLC

and

the members listed on the signature page hereto

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EXHIBITS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2005, is by and among Integral Systems, Inc., a corporation duly organized and existing under the laws of the State of Maryland (the “Parent”), Real Time Logic, Inc., a corporation duly organized and existing under the laws of the State of Colorado and a direct, wholly-owned subsidiary of the Parent (“RT Logic”), Lumistar, Inc., a corporation duly organized and existing under the laws of State of Maryland and a direct, wholly-owned subsidiary of RT Logic (the “Buyer”), Lumistar, LLC, a limited liability company duly organized and existing under the laws of the State of California (the “Seller”), and the members of the Seller listed on the signature page hereto (each, a “Management Member,” and collectively, the “Management Members”).

R E C I T A L S

1. The Seller is in the business of designing, manufacturing, marketing and selling board-level and system-level telemetry products for VME, PCI, cPCI and ISA computer buses (the “Business”).

2. The Seller desires to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to certain assets of the Seller, as more particularly set forth herein, together with certain obligations and liabilities relating thereto, free and clear of all Liens, other than Permitted Liens.

3. In furtherance of the consummation of the transactions contemplated by this Agreement, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions.

Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto and shall be equally applicable to both the singular and plural forms. Any agreement referred to in Exhibit A shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions hereof and thereof.

ARTICLE II.

CONSIDERATION

Section 2.01. Sale and Delivery of Purchased Assets.

At the Closing and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens other than the Permitted Liens, all of the Seller’s right, title and interest in and to all of the assets, rights, claims, properties and interests that the Seller owns or in which the Seller has any right, title or interest, other than the Excluded Assets, (collectively, the “Purchased Assets”):

(a) Assumed Contracts and Certain Other Rights of the Seller. All rights and interests of the Seller following the Closing in, to and under all contracts, agreements, arrangements, commitments, bids, revenues in excess of billings on uncompleted contracts and any other contract rights (collectively, “Contracts”) of the Seller existing on the Closing Date, including, without limitation, those Contracts specified on Schedule 2.01(a) (the “Assumed Contracts”).

(b) Accounts Receivable. All of the Seller’s Accounts Receivable.

(c) Equipment. All of the Seller’s equipment and other tangible personal property, whether owned or leased, including, without limitation, the equipment and other tangible personal property specified on Schedule 2.01(c) (the “Equipment”).

(d) Inventory. All of the Seller’s inventory , wherever located, including all finished goods, work-in-progress, raw materials, spare parts and all other materials and supplies to be used or consumed by the Seller in the production of finished goods to the extent specified on Schedule 2.01(d) (the “Inventory”).

(e) Names. All rights of the Seller to the names set forth on Schedule 2.01(e), together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such names and the goodwill associated therewith (collectively, the “Names”).

(f) Records. All books, records and accounts, correspondence, technical, accounting, manufacturing and procedural manuals, customer lists, mailing lists, employment records, studies, reports or summaries relating to the Purchased Assets, and any confidential information which has been reduced to writing relating to or arising out of the business of the Seller as it relates to the Purchased Assets (the “Records”).

(g) Intellectual Property. All intellectual property rights of the Seller, including but not limited to (i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (ii)

trademarks, trade names and service marks, trade dress, logos, internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (iii) copyrights (whether or not registered), Moral Rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, customer and supplier lists, new business opportunities, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other tangible or intangible proprietary property, information and materials (collectively, the “Intellectual Property”).

(h) Permits. All Permits, including, without limitation, those Permits specified on Schedule 4.09.

(j) Goodwill. All goodwill incident to the Business, including, without limitation, the value of the names associated with the Business that are included in the Purchased Assets.

(k) Prepaid Expenses and Security Deposits. All prepaid expenses to the extent included on the Closing Balance Sheet and security deposits.

(l) Customer Deposits. All customer deposits held by the Seller (the “Customer Deposits”).

(m) Cash and Cash Equivalents. All cash, cash equivalents on hand or in bank accounts and short term investments (other than the Customer Deposits).

(n) Other Assets. All other intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) related to the other Purchased Assets or the Business.

Section 2.02. Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following Assets (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:

(a) Employee Benefit Plans. All interests of the Seller in the Seller Employee Benefit Plans, provided that this exclusion does not apply to an asset of the Seller merely because the asset was intended to be used to satisfy the Seller’s obligations under a Seller Employee Benefit Plan.

(b) Records. Personnel records of any of the current or former employees of the Seller and any books, records and accounts and correspondence that pertain exclusively to any other assets and properties of the Seller which are not included in the definition of “Purchased Assets” (collectively, the “Excluded Records”).

(c) Membership Interests. The membership interests of the Seller held by the Management Members and all of the members of the Seller other than the Management Members (the “Other Members”).

(d) Consideration. The consideration paid to the Seller pursuant to this Agreement.

Section 2.03. Liabilities.

(a) At the Closing, the Buyer will assume Liability for, and complete the obligations arising in the ordinary course under, the following (collectively, the “Assumed Liabilities”):

(i) the Assumed Contracts with respect to all periods at and after the Closing (but shall not assume any Liability arising from the Seller’s performance or non-performance under any Assumed Contract at any time prior to the Closing, whether asserted before or after the Closing); and

(ii) the current vacation accruals for the Seller’s employees to be hired by the Buyer up to a maximum of 160 hours per employee; provided that the Buyer shall not assume any of the Seller’s employee benefit plans with respect thereto or any obligations thereunder; and

(iii) all accounts payable and trade payables first accruing after the Closing Date or that are shown on the Closing Balance Sheet.

(b) Except for the Assumed Liabilities, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed, any Liability of the Seller whatsoever (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed:

(i) any Liability or demand for any Taxes for periods beginning before the Closing Date, including, but not limited to, any claim, demand, liability or obligation for any of such Taxes resulting from the transactions contemplated hereby or any liability for failure to report Taxable income to the Management Members or Other Members;

(ii) (A) any Liability or demand, including but not limited to any Liability under any Seller Employee Benefit Plan and any successor liability arising under ERISA, or otherwise in connection with any Section 408(p) or other employee benefit plan or obligation of the Seller, (B) all accrued or other Liabilities to any of the Seller’s employees or their beneficiaries, including, without limitation any Liability for contributions or payments to be made under any employee benefit plan maintained for the employees of the Seller who are participants therein, (C) all Liabilities arising in connection with any worker’s compensation claims arising out of the conduct of the Seller’s business on or prior to the Closing Date, or (D) all payments to employees required under the WARN Act, if any;

(iii) any Liability or demand (contingent or otherwise) arising out of any Liability or demand (whether or not asserted) or threatened or pending litigation, arbitration or other administrative proceeding for periods ending on or prior to the Closing Date, including, without limitation, any patent infringement and any claims with respect to governmental regulations or export control violations, including, without limitation, violations under ITAR or EAR;

(iv) any Liability or demand arising out of any work, contract, joint venture or other undertaking of the Seller for periods ending on or prior to the Closing Date, including, without limitation, any warranty claims relating thereto;

(v) any Liability or demand for any principal, interest, fees, costs or expenses, including, without limitation, any late charges or prepayment charges relating to any outstanding notes payable, loans, debts or obligations as of the Closing, or Taxes resulting from cancellation of such indebtedness;

(vi) any Liability or demand for any principal, interest, fees, costs or expenses incurred by the Seller in connection with any Liens, debts, loans or other obligations of any nature of the Seller, or in connection with the transactions contemplated hereby or the winding up of the Seller’s business, including without limitation, attorneys’, accountants’ and consultants’ fees, finder’s fees, costs and expenses, regardless of when incurred; and

(vii) any other Liens, Liabilities or demands of the Seller.

(c) Notwithstanding anything herein to the contrary, the Buyer and the Seller agree that all Liabilities or demands imposed by COBRA, HIPAA or any applicable state statute having a similar effect, with respect to any former or current employees of the Seller shall be solely the responsibility and Liability of the Seller, and the Buyer shall not assume any Liabilities, demands or responsibility therefor. The Seller agrees, to the extent required by law, to provide COBRA and HIPAA notices to all former and current employees of the Seller who terminate coverage under the Seller’s group health plan, if any, whether or not such employees become employees of the Buyer and become covered under the Buyer’s group health plan.

Section 2.04. Further Assurances.

At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration but at no material cost to the Seller, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to and interest in, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purposes and intent of this Agreement.

Section 2.05. Purchase Price.

The consideration for the Purchased Assets (the “Purchase Price”) shall be (a) $10,000,000); (b) the Contingent Consideration in the amount set forth in Section 2.09; and (c) the assumption by the Buyer of the Assumed Liabilities. At the Closing, the Buyer shall deliver to the Seller an amount equal to $10,000,000 less the Escrow Amount. The Buyer shall deliver the Escrow Amount in accordance with Section 2.08. Of the amount payable at Closing, 50% shall be paid in cash (of which a portion shall be deposited into the Escrow Account) and 50% shall be paid in the form of the Parent’s common stock, par value $0.01 per share (the “Parent’s Common Stock”), which shall be valued for this purpose at the average closing price per share of the Parent’s Common Stock over the 30-day trading period ending two trading days prior to the Closing Date; provided that such value shall not be less than $21.00 or more than $25.00 per share.

Section 2.06. Post-Closing Adjustment to Purchase Price.

(a) As soon as practicable (and in any event within 15 days following the Closing), the Seller shall prepare and deliver to the Buyer financial statements of the Seller for the nine months ended September 30, 2005 (the “Closing Financial Statements”), including a balance sheet (the “Closing Balance Sheet”) with a calculation of Net Tangible Assets as of the Closing Date, which shall be audited by Grant Thornton, LLP. It is anticipated the Grant Thornton, LLP will complete the audit within 60 days after the Closing Date. Buyer and Seller shall each pay half of the fees, costs and expenses of Grant Thornton, LLP related to the audit of the Closing Financial Statements. The Closing Financial Statements shall be prepared in accordance with GAAP and the Seller shall conduct a physical verification of its inventory in connection with its preparation of the Closing Financial Statements. The Closing Financial Statements shall be final, binding and conclusive on the parties hereto, unless either party gives written notice of any objections thereto, setting forth in reasonable detail the amounts in dispute, the basis for such dispute (a “Purchase Price Objection Notice”), to the other party within 30 days after receipt of the Closing Financial Statements. During such 30-day period, the parties shall, and shall cause their Representatives to, make reasonably available to the other party, on a timely basis, such of the party’s books, records and appropriate personnel as the other party may reasonably request in connection with its review of the Closing Financial Statements. If a party delivers a Purchase

Price Objection Notice as provided above, the parties shall attempt in good faith to resolve such party’s objections, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Buyer and the Seller. If the parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within 10 days of the Buyer’s delivery of a Purchase Price Objection Notice (the “Purchase Price Resolution Period”), the parties shall, within 10 days after expiration of the Purchase Price Resolution Period, submit any such unresolved dispute to a mutually acceptable independent accounting firm (the “Independent Accounting Firm”). The Buyer and the Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to the Buyer or its Representatives or the Seller or its Representatives. The Buyer and the Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The Independent Accounting Firm shall determine the amount of Net Tangible Assets as of the Closing Date within 30 days after the submission of the unresolved disputes to the Independent Accounting Firm, and such determination shall be final, binding and conclusive on the parties. The fees, costs and expenses of the Independent Accounting Firm shall be paid by the party whose calculation of Net Tangible Assets varied by the greater amount from the final determination by the Independent Accounting Firm. The Closing Financial Statements, as revised to reflect the resolution of any and all disputes by the parties and/or the determination by the Independent Accounting Firm, shall be deemed the “Closing Financial Statements.”

(b) Upon final determination of the Closing Financial Statements, including the Closing Balance Sheet and the Net Tangible Assets as of the Closing Date pursuant to this Section 2.06, the following adjustment shall be made:

(i) if the Net Tangible Assets set forth in the Closing Balance Sheet (“Closing Net Tangible Assets”) are equal to or greater than $500,000, the amount of the excess, if any, shall be paid to the Seller as additional Purchase Price within 10 days after the Closing Balance Sheet becomes final and binding on the parties pursuant to Section 2.06(a) and the Escrow Amount shall be released to the Seller in accordance with the terms of the Escrow Agreement and Section 2.08; or

(ii) if the Closing Net Tangible Assets are less than $500,000, the amount of the difference shall be returned to the Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement and Section 2.08.

Section 2.07. Allocation of Purchase Price.

The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B. The Buyer and the Seller shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth on Exhibit B hereto. The parties acknowledge that the Purchase Price subject to allocation will be different for each of the Buyer and the Seller (e.g., due to inclusion of differing amounts of transaction cost).

Section 2.08. Escrow Agreement.

At the Closing, the Buyer shall deposit into an escrow account (the “Escrow Account”) with the Escrow Agent, by wire transfer in immediately available funds, an amount (the “Escrow Amount”) equal to $500,000, to be held by the Escrow Agent for a period of five Business Days following the final determination of the Closing Financial Statements pursuant to the terms of the Escrow Agreement attached hereto as Exhibit C (the “Escrow Agreement”). The Parties agree that any amounts in the Escrow Account not in dispute shall be released to the Seller no later than 60 days following the Closing Date.

Section 2.09. Contingent Consideration.

(a) Subject to Section 10.07 of this Agreement, the Parent and Buyer shall pay to the Seller additional contingent consideration (the “Contingent Consideration”), as described below and subject to the terms set forth in Exhibit D hereto (the “Earnout Terms”).

(b) As of the end of the First Earnout Period, the Parent and Buyer shall pay to the Seller a payment (the “First Contingent Consideration”) based on pre-tax earnings recognized by the Buyer from the operation of the Seller’s business (the “Pre-Tax Earnings”) during the First Earnout Period equal to:

(i)	200% of the Pre-Tax Earnings amount in excess of 50% of the Plan (as defined herein) until the Pre-Tax Earnings reach 100% of the Plan, plus 100% of any Pre-Tax Earnings that exceed 100% of the Plan; or

(ii)	zero, if the Pre-Tax Earnings are less than 50% of the Plan.

(c) As of the end of the Second Earnout Period, the Parent and Buyer shall pay to the Seller a payment (the “Second Contingent Consideration”) based on the Pre-Tax Earnings during the Second Earnout Period equal to:

(i)	160% of the Pre-Tax Earnings amount in excess of 50% of the Plan until the Pre-Tax Earnings reach 100% of the Plan, plus 100% of any Pre-Tax Earnings that exceed 100% of the Plan; or

(ii)	zero, if the Pre-Tax Earnings are less than 50% of the Plan.

(d) As of the end of the Third Earnout Period, the Parent and Buyer shall pay to the Seller a payment (the “Third Contingent Consideration”) based on the Pre-Tax Earnings during the Third Earnout Period equal to:

(i)	120% of the Pre-Tax Earnings amount in excess of 50% of the Plan until the Pre-Tax Earnings reach 100% of the Plan, plus 100% of any Pre-Tax Earnings that exceed 100% of the Plan; or

(ii)	zero, if the Pre-Tax Earnings are less than 50% of the Plan.

(e) If the total amount of Contingent Consideration paid over three years is less than $10,000,000, a Fourth Earnout Period is provided. As of the end of the Fourth Earnout Period, the Parent and Buyer shall pay to the Seller a payment (the “Fourth Contingent Consideration”) based on the Pre-Tax Earnings during the Fourth Earnout Period equal to:

(i)	120% of the Pre-Tax Earnings amount in excess of 50% of the Plan until the Pre-Tax Earnings reach 100% of the Plan, plus 100% of any Pre-Tax Earnings that exceed 100% of the Plan, up to an aggregate Contingent Consideration paid to the Seller of $10,000,000 for all Earnout Periods; or

(ii)	zero, if the Pre-Tax Earnings are less than 50% of the Plan.

(f) The Parent and Buyer shall deliver the Contingent Consideration, if any, to the Seller as follows: (i) 50% of the Contingent Consideration shall be paid to the Seller in cash, and (ii) 50% of the Contingent Consideration shall be paid to the Seller in the form of Parent’s Common Stock; provided, however, that the Parent and Buyer shall have the option to pay the full amount of the Contingent Consideration to the Seller in cash. Shares of Parent’s Common Stock to be delivered to the Seller as Contingent Consideration will be valued at the average closing price per share of the Parent’s Common Stock over the 30-day period ending on the last day of the applicable Earnout Period (the “Average Trading Price”).

(g) No fraction of a share of Parent’s Common Stock will be issued, but in lieu thereof, the Seller shall receive from the Parent and Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Average Trading Price.

(h) The Parent and Buyer shall deliver to the Seller the Contingent Consideration, if any, within 100 days after the end of the applicable Earnout Period; provided, that the SEC is not then reviewing the Parent’s SEC filings. In the event that the SEC elects to review the Parent’s SEC filings for the relevant Earnout Period, the Parent and Buyer shall pay to the Seller (i) the cash portion of the Contingent Consideration within 100 days after the end of each Earnout Period, and (ii) the Parent’s Common Stock portion of the Contingent Consideration within five Business Days after the Parent receives the SEC’s approval of the Parent’s SEC filings.

(i) The Contingent Consideration, if any, shall be deemed to be added to the Purchase Price (i.e. additional consideration for the Purchased Assets sold by the Seller, and purchased by the Buyer, under this Agreement).

Section 2.10. Stock Matters.

(a) The shares of Parent’s Common Stock issued at the Closing and issuable as Contingent Consideration will be issued in a transaction exempt from registration under (a) the Securities Act of 1933, as amended (the “Securities Act”), by reason of Rule 506 promulgated thereunder, and (b) applicable state securities laws. All of such shares will be subject to the restrictions upon transfer of such shares as imposed on unregistered shares by the rules of the Securities and Exchange Commission. The Parent’s Common Stock issued in connection with the transactions contemplated by this Agreement will be “restricted securities” under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

(b) The Seller and the Management Members agree not to sell or otherwise transfer, dispose, pledge or encumber any shares of the Parent’s Common Stock received by the Seller at the Closing or by the Seller as Contingent Consideration during any period in which the Average Trading Price is determined pursuant to this Agreement. Each of the Other Members shall agree in writing to be bound by the restrictions described in this Section 2.10(b).

(c) Each certificate representing shares of Parent’s Common Stock issued in connection with the transactions contemplated by this Agreement shall bear a legend describing the restrictions described in this Section 2.10.

(d) At the Closing, the Buyer and the Seller shall enter into a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), whereby the Buyer will grant the Seller certain registration rights with respect to the shares of Parent’s Common Stock delivered at Closing and received as Contingent Consideration.

(e) In order to comply with the requirements of the Nasdaq National Market, the aggregate number of shares of Parent’s Common Stock issued to the Seller at the Closing and as Contingent Consideration shall in no event exceed 19.9% of the Parent’s Common Stock outstanding as of the Closing Date, and if the number of shares of Parent’s Common Stock issuable to the Seller would cause such percentage to be exceeded, the Buyer shall issue the maximum permitted number of shares of Parent’s Common Stock and pay the balance in cash.

ARTICLE III.

CLOSING

Section 3.01. Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Parent at 10:00 a.m. local time on October 3, 2005 (unless another location, date or time is otherwise mutually agreed to in writing by the Buyer and the Seller) or, subject to Section 11.01, on the second Business Day following the satisfaction or waiver of all conditions of the parties to consummation of the transactions contemplated hereby (other than conditions with respect to actions that the parties shall take at the Closing itself). The date and time of the Closing are herein referred to as the “Closing Date.”

Section 3.02. Closing Deliveries.

(a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer each of the following:

(i) the Purchased Assets;

(ii) the Escrow Agreement duly executed by the Seller;

(iii) the Registration Rights Agreement duly executed by the Seller;

(iv) the Non-Competition Agreements duly executed by each of the Seller and the Management Members;

(v) a General Assignment and Bill of Sale in the form of Exhibit F attached hereto (the “Bill of Sale”);

(vi) an Assignment and Assumption Agreement in the form of Exhibit G attached hereto (the “Assignment and Assumption Agreement”);

(vii) certificates of title (if any), duly endorsed for transfer;

(viii) all Permits to the extent transferable;

(ix) duly executed UCC-3 termination statements, mortgage releases and such other release and termination instruments (or copies thereof) as the Buyer shall reasonably request in order to vest all right, title and interest in and to the Purchased Assets free and clear of all Liens;

(x) the certificates required by Sections 9.01, 9.02 and 9.04; and

(xi) such other documents and instruments as may be reasonably required, in the opinion of Buyer’s counsel, to consummate the transactions contemplated hereby.

(b) At the Closing, the Buyer or the Parent, as the case may be, shall deliver, or cause to be delivered, to the Seller each of the following:

(i) $9,500,000, of which $4,500,000 shall be paid in cash by wire transfer in immediately available funds and $5,000,000 shall be paid in the form of the Parent’s Common Stock represented by certificates issued in such names and denominations as requested by the Seller at least three Business Days before the Closing;

(ii) the amount to be deposited in the Escrow Account pursuant to Section 2.08, by wire transfer in immediately available funds, to the Escrow Agent;

(iii) the Escrow Agreement duly executed by the Buyer;

(iv) the Registration Rights Agreement duly executed by the Parent;

(v) the Non-Competition Agreements duly executed by the Buyer;

(vi) the Bill of Sale;

(vii) the Assignment and Assumption Agreement;

(viii) the certificates required by Sections 8.01 and 8.02; and

(ix) such other documents and instruments as may be reasonably required, in the opinion of Seller’s counsel, to consummate the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MANAGEMENT MEMBERS

The Seller and each of the Management Members, jointly and severally, hereby represent and warrant to the Buyer that, except as otherwise set forth in the schedules referred to in this Article IV, the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 4.01. Organization and Good Standing.

The Seller is a limited liability company validly existing and in good standing under the laws of the State of California, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Agreements; is duly qualified in all jurisdictions in which the conduct of its business or activities or its ownership of assets requires qualification under applicable law, the absence of which could reasonably be expected to have a Material Adverse Effect. Schedule 4.01 sets forth a list of all jurisdictions in which the Seller is qualified to do business. True, complete and correct copies of the Articles of Organization and Limited Liability Company Agreement, each as amended to date, of the Seller (the “Organizational Documents”) have been delivered to the Buyer. The Seller has maintained its minute books and membership interest records in accordance with commercially reasonable business practices, and true, correct and complete copies of such books and records, as of the Closing, have been delivered to the Buyer.

Section 4.02. No Brokers.

Neither the Seller, the Management Members nor any Person acting on behalf of the Seller or the Management Members has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based, other than payments for which the Buyer will have no liability or obligation.

Section 4.03. Execution and Effect of Agreement.

(a) The Seller has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Seller, and no other limited liability company action on the part of the Seller (or any other Person) is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except as limited by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution by a party with respect to a liability where such indemnification or contribution is contrary to public policy (the “Enforceability Exceptions”).

(b) Each Management Member has full power (trust or otherwise) and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Management Member and constitutes the legal, valid and binding obligation of each Management Member, enforceable against such Management Member in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.04. Financial Statements.

True, complete and correct copies of each of the Financial Statements have been delivered to the Buyer and are set forth on Schedule 4.04. Each of the Financial Statements (including the footnotes thereto) is complete and correct in all material respects, is in accordance with the books and records of the Seller (which, in turn, are accurate and complete in all material respects) and, except as set forth on Schedule 4.04, has been prepared in accordance with GAAP applied on a consistent basis, and presents fairly the financial position, assets and liabilities, results of operations and cash flows of each Seller at the dates and for the periods indicated.

Section 4.05. No Undisclosed Liabilities.

Except as set forth on the Balance Sheet, the Seller has no indebtedness for borrowed money as of December 31, 2004. Except as set forth on Schedule 4.05, since December 31, 2004, the Seller has not incurred any (a) indebtedness for borrowed money, (b) obligations under any guaranty, letter of credit or performance credit or other Contract having the effect of assuring a creditor against loss and accrued expenses, (c) capital lease obligations, or (d) other Liability, other than those incurred in the ordinary course of business that are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period.

Section 4.06. Material Adverse Effect.

Since December 31, 2004, there has been no change in the Business (as then conducted or expected to be conducted), financial condition, properties or results of operations of the Seller which has had or could reasonably be expected to have (i) a Material Adverse Effect or (ii) result in a Material Business Deterioration.

Section 4.07. Taxes.

(a) The Seller has no unpaid liability for any Taxes in respect of any taxable period ending on or before the Closing Date, or any Taxes in respect of the portion of any Straddle Period which ends on the Closing Date, for which the Buyer would be liable or to which the Purchased Assets would be subject. As used in this Agreement, the term “Pre-Closing Tax Period” shall mean (i) any taxable period ending on or before the Closing Date or (ii) the portion of any Straddle Period which ends on the Closing Date.

(b) The Seller has filed or will timely file all Tax Returns required to have been filed prior to the Closing Date (subject to any timely extensions permitted by law) by it with the appropriate taxing authority with respect to Taxes for any period ending on or before the Closing Date. The Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Seller. The Seller has delivered to the Buyer a true, complete and correct copy of the Seller’s Tax Returns for each of the five years through December 31, 2004, each of which was timely filed by the Seller (after receipt of appropriate extensions).

(c) Except as set forth in Schedule 4.07, (i) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Seller that remains unpaid, (ii) no notice of audit or possible assessment has been received from any taxing authority by the Seller, and (iii) the Seller has not agreed to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period.

(d) The Seller has withheld or otherwise collected all Taxes or other amounts it was required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income tax withholding, social security, unemployment compensation, sales or use taxes (including any sales or use taxes applicable to the transactions contemplated hereby), workmen’s compensation or other similar Taxes, and all such amounts have been timely remitted to the proper authorities.

Section 4.08. Intellectual Property.

(a) Schedule 4.08(a) contains a complete and correct list of each material item of Intellectual Property owned, licensed or otherwise used by the Seller in the operation of the Business. Failure to list an item in Schedule 4.08(a) shall not mean that the item is not Intellectual Property.

(b) The conduct of the Business of the Seller, as now or heretofore conducted, including, but not limited to the use, sale, offering for sale, making, distribution, importation, exportation, licensing or sublicensing of the products and services of any Seller, does not and did not infringe upon or misappropriate any intellectual property right of any other Person, and, to the Seller’s Knowledge, the Seller has never received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that the Seller must license or refrain from using all or any portion of the Intellectual Property).

(c) There has been no unauthorized use, infringement or misappropriation of any Intellectual Property by any third party, including employees and former employees, consultants, customers or suppliers of the Seller.

(d) The Intellectual Property consists solely of items and rights which are: (i) owned by the Seller; (ii) in the public domain; or (iii) rightfully used by the Seller.

(e) For all Intellectual Property owned by the Seller, Schedule 4.08(a) describes all due dates for further filings, the original registration date of each item of Intellectual Property subject to registration, maintenance and other payments or other actions falling due in respect of the Intellectual Property within 18 months following the Closing Date, and the current status of the corresponding registrations, filings, applications and payments. The due dates specified on Schedule 4.08(a) are accurate and complete in all material respects. The Seller has delivered true, complete and correct copies of all registrations of any item of Intellectual Property, and applications therefor, and has made available for review true, complete and correct copies of all other written documentation evidencing ownership and prosecution (where applicable) of each of the foregoing.

(f) All registrations of any item of Intellectual Property owned by the Seller and used in the Business of the Seller as now conducted are and remain valid, enforceable and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made, except as otherwise indicated on Schedule 4.08(a). The Seller has made all registrations relating to the Intellectual Property that it is required to have made in order to vest ownership thereof in the Seller. With respect to each item of Intellectual Property owned by the Seller, (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge that effects the legality, validity or enforceability of the item; and (ii) no Proceeding is pending or is threatened that challenges the legality, validity or enforceability of the item.

(g) Except as set forth on Schedule 4.08(g), with respect to each item of Intellectual Property owned by the Seller, (i) the Seller possesses all right, title and interest in and to the item, free and clear of all Liens, licenses, or other restrictions; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting the Seller’s use or ownership of the item; and (iii) no proceeding, investigation, charge, complaint, claim or demand is pending or, to the Seller’s Knowledge, is threatened that challenges the use or ownership of the item.

(h) Except as set forth on Schedule 4.08(h), the Seller has not agreed nor is otherwise obligated to indemnify any Person from or against infringement or misappropriation of Intellectual Property owned by the Seller.

(i) Schedule 4.08(i) sets forth the parties to, together with the date of each agreement for, each item of Intellectual Property licensed from or otherwise used by the Seller by authority of third persons (“Licensed Intellectual Property”). The Seller has delivered true, complete and correct copies of all such agreements to the Buyer, and, as applicable, has made available for review true, complete and correct copies of all other written documentation evidencing the Seller’s rights in each of the foregoing. With respect to each item of Licensed Intellectual Property used in the Business as currently conducted: (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions; (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Seller’s Knowledge, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (D) to the Seller’s Knowledge, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (E) with respect to each sublicense, the representations and warranties set forth in clauses (A) through (D) above are correct with respect to the underlying license; (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (G) no proceeding, investigation, charge, complaint, claim or demand is pending or, to the Seller’s Knowledge, threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (H) the Seller has not granted any unauthorized sublicenses or similar rights with respect to the license, sublicense, agreement or permission.

(j) Except as described on Schedule 4.08(j), each item of Intellectual Property owned or used by the Seller immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately after the Closing. The transactions contemplated by this Agreement will not result in (i) the infringement or misappropriation by the Buyer or the Seller of any Intellectual Property right of any other Person, (ii) a default under or a breach or violation of the rights and benefits afforded to the Seller by any agreements involving the grant to the Seller of any rights in the Licensed Intellectual Property, or (iii) the requirement that the Seller obtain the consent of any third party or Governmental Authority, except for consents previously obtained.

(k) The Seller has used commercially reasonable efforts to prevent unauthorized disclosure of each item of Intellectual Property owned by the Seller and that derives its value from being kept in confidence (“Confidential Information”). All Persons with knowledge of Confidential Information have executed and delivered to the Seller a proprietary information agreement restricting such Person’s right to disclose or use such Confidential Information.

(l) For the period during their employment or consultation with the Seller, all former and current members of management and key personnel of the Seller, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of any item of Intellectual Property other than Licensed Intellectual Property (collectively, the “Personnel”), either (i) have been party to a “work-for-hire” arrangement or agreement with the Seller in accordance with applicable federal and state law that has accorded the Seller full, effective and exclusive ownership of all Intellectual Property thereby arising or (ii) have executed appropriate instruments of assignment in favor of the Seller conveying to the Seller full, effective and exclusive ownership of all Intellectual Property arising thereby. No former or current Personnel have asserted any claim against the Seller in connection with such Person’s involvement in the conception and development of any Intellectual Property and no such claim has been threatened. None of the Personnel has been named as an inventor on any patent or pending patent application for any device, process, design or invention of any kind now used or needed by the Seller in the furtherance of the Business, except for inventions that have been assigned to the Seller, with an assignment thereof duly recorded in the United States Patent Office.

Section 4.09. Permits; Compliance with Law.

(a) The Seller is in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations applicable to it and its business and operations.

(b) The Seller holds all required Permits. Schedule 4.09 describes all such Permits. The Permits listed on Schedule 4.09 are valid and in full force and effect, and the Seller has not received any notice that any Governmental Authority intends to cancel, suspend, terminate or not renew any of such Permits. The Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits listed on Schedule 4.09. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or materially adversely affect the rights and benefits afforded to the Seller by, any of the Permits listed on Schedule 4.09. Except as set forth on Schedule 4.09, all of the Permits are transferable to the Buyer as contemplated by this Agreement.

Section 4.10. Real Property; Leases of Real Property.

(a) The Seller does not own any interest in real property.

(b) Schedule 4.10(b) contains a true, complete and correct list of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Seller is a party (each, a “Lease”). All of the Leases are in full force and effect. True, complete and correct copies of each Lease have been furnished to the Buyer.

(c) No Proceeding is pending or, to the Seller’s Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Leases. The Seller owns good and marketable title to the leasehold estates and to the Leases, free and clear of any Liens, except for: (i) real property Taxes, if any, affecting properties of which the premises demised under the Leases form a part, not yet due and payable; and (ii) the matters and exceptions set forth on Schedule 4.10(c). There is no unpaid brokerage commission, finder’s fee or a similar payment due from the Seller with regard to any of the Leases.

(d) To the Seller’s Knowledge, there are no recorded or unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Liens that materially encumber any of the real property subject to the Leases, or any part thereof, or any of the Leases.

(e) Except as set forth on Schedule 4.10(e), there are no easements, rights of way or licenses, other than those in full force and effect, necessary for the operation (as currently operated) of any of the parcels constituting the property demised under the Leases and all such easements, rights of way and licenses set forth on Schedule 4.10(e) are in full force and effect.

(f) The real property demised under the Leases and any other properties and assets owned, leased or used by the Seller in the operation of such real property, including the walls, ceilings and other structural elements of any improvements erected on any part of such real property and the building systems (such as heating, plumbing, ventilation, air conditioning and electric) are, to Seller’s Knowledge, adequate and sufficient for the current operation of the Business, and such elements and systems now being used by the Seller in the Business are in reasonably good working order, repair and operating condition, are without any structural defects (other than minimal structural defects that do not affect use) and have been maintained in accordance with generally accepted industry practices. Neither the Business nor any of the structures or buildings used by the Seller is in material violation of any building, zoning, anti-pollution, health, occupational safety or other Laws or any order or permit applicable thereto.

Section 4.11. Insurance.

Schedule 4.11 contains a true, complete and correct list of all policies of insurance of any kind or nature now covering the Seller, including, without limitation, policies of life, fire, theft,

employee fidelity, workers’ compensation, directors’ and officers’ and other casualty and liability insurance, and each such policy is in full force and effect. True, complete and correct copies of each such policy has been furnished to the Buyer.

Section 4.12. Material Agreements.

(a) Schedule 4.12 lists the following agreements to which the Seller is a party or by which it is bound (collectively, the “Material Agreements”): (i) all documents relating to the Indebtedness or collateral therefor, including guarantees; (ii) all collective bargaining, labor, employment, consulting, termination, compensation, bonus, profit sharing, severance, stock option, stock purchase, retirement, pension, health, accident, group insurance, liability, death benefit and other agreements or plans relating to compensation of or benefits for officers or employees or independent contractors of the Seller; (iii) all leases, contracts, commitments, or agreements for the sale of the Seller’s inventory, assets, services or facilities continuing for a period of more than 60 days or involving a consideration of more than $25,000; (iv) each contract for the purchase of materials, supplies, services, merchandise or equipment involving consideration of more than $50,000 or involving purchases in excess of normal operating requirements; (v) any contract, agreement, or instrument not entered into in the ordinary course of the business of the Seller on a basis consistent with past practice; (vi) any contract containing restrictions on the Seller’s operations or its ability to compete in any geographic region or in any line of business; (vii) any lease of real property or personal property leases calling for annual lease payments in excess of $25,000; (viii) all agreements whereby any Person who is not an employee of the Seller markets the Seller’s products or services or otherwise acts as an agent for the Seller in connection with the Seller’s products or services; and (ix) each and every other agreement which is material to the business, condition (financial or other), properties, prospective business or results of operations of the Seller. True, complete and correct copies of each such agreement have been furnished to the Buyer.

(b) To the Seller’s Knowledge, no party to any Material Agreement is in default thereunder. All Material Agreements are in full force and effect and are enforceable against all parties thereto in accordance with their terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 4.12, the Seller has not been notified that any party to any Material Agreement intends to cancel, terminate, not renew or exercise an option under any Material Agreement, whether in connection with the transactions contemplated hereby or otherwise, and to the Seller’s Knowledge, no such action has been threatened or contemplated.

Section 4.13. Personal Property.

Schedule 4.13 lists: (a) each item of personal property with a fair market value of $5,000 or more included (or that will be included) in “depreciable plant, property and equipment” (or similarly named line item) on the balance sheet of the Seller as of December 31, 2004, (b) each other item of personal property owned or leased by the Seller with a value of $5,000 or more (i) as of December 31, 2004, or (ii) acquired since December 31, 2004. True, complete and correct copies of each Lease with respect to any item of personal property leased by the Seller has been provided to the Buyer. Except as set forth on Schedule 4.13, (A) all of the Seller’s personal property is either owned by the Seller or leased by the Seller pursuant to a lease noted on Schedule 4.13, (B) to the Seller’s Knowledge, each of the items of personal property of the Seller is in good working order and condition, ordinary wear and tear excepted, and (C) all leases and agreements noted on Schedule 4.13 are in full force and effect and to the Seller’s Knowledge, constitute valid and binding agreements of each other party thereto. To the Seller’s Knowledge, the Seller has good and marketable title to all of its respective personal property shown as owned on the Balance Sheet or acquired thereafter (except for assets disposed of in the ordinary course of business since December 31, 2004 or as set forth on Schedule 4.13), free and clear of all Liens, except for Permitted Liens. The Purchased Assets constitute all of the property and assets, tangible and intangible, necessary in the conduct and operation of the Business.

Section 4.14. No Conflicts.

Neither the execution or delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby: (i) will violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority to which the Seller is a party or to which is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, the terms of any Material Agreement to which the Seller is a party or to which it is bound or subject or (ii) constitute a default in any material respect thereunder, or result in the creation of any Lien, except for Permitted Liens, upon any asset of the Seller.

Section 4.15. Litigation; Consents.

Except as set forth on Schedule 4.15, there are no outstanding Orders of any Governmental Body involving the Purchased Assets or the Business. Except as set forth on Schedule 4.15, there are no actions, suits, or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the Seller’s Knowledge, threatened against or involving the Purchased Assets or the Business, and no material Claims have been instituted or, to the Seller’s Knowledge, threatened against or involving the Purchased Assets or the Business.

Section 4.16. Environmental Matters.

Except as disclosed in Schedule 4.16, (a) the Business is now and has at all times been in compliance in all material respects with applicable Environmental Laws, (b) the Seller is not subject to any pending or, to the Seller’s Knowledge, threatened or contemplated Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at real property now or heretofore owned or leased by the Seller (each a “Site”), (c) the Seller has not received any written notice that it is potentially responsible for any environmental condition at any Site or potentially liable for any claim arising under Environmental Laws; (d) the Seller has not received a request for information under CERCLA or any state or local counterpart; (e) the Seller has not disposed of or released Hazardous Materials nor, to the Seller’s

Knowledge, are underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under any Site; (f) the Seller has not disposed of or released any Hazardous Materials in or at any other real property; (g) the Seller has all material permits and approvals required by Environmental Laws to conduct the Business and the Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such permit or approvals; (h) the Seller has not agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has the Seller agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (i) the transactions contemplated hereby are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for such consummation or for the Seller to continue the Business after the Closing; (j) to the Seller’s Knowledge, no other Person has released Hazardous Materials at any Site or in a location that could threaten or contaminate such properties with any Hazardous Materials; and (k) the Seller has delivered copies to the Buyer of all environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation in the Seller’s possession or control, each of which is listed in Schedule 4.16, and has disclosed its waste practices and its transportation or use, if any, of Hazardous Materials.

Section 4.17. Compensation; Employment Agreements.

Schedule 4.17 sets forth a true, complete and correct list of all officers, directors, managers, employees, independent contractors and consultants of or to the Seller, setting forth and summarizing the current annual rate of compensation of each of such Person (separately identifying any non-discretionary bonus arrangement or compensation arrangement with any such Person). The Seller has provided to the Buyer true, complete and correct copies of all employment or service agreements and bonus or other compensation plans to which the Seller is a party. Except as set forth on Schedule 4.17 and subject to Section 2.02, the Buyer will not be obligated to assume the Seller’s obligations under any such employment or service agreements and bonus or other compensation plans as a result of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.17, since December 31, 2004, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, independent contractor or consultant of the Seller. The Buyer will not have any obligation to make severance, bonus or other payments to any such Person, whether as a result of the transactions contemplated hereby or otherwise. No salaried employee or salesperson earning more than $50,000 per year has given notice that they will, and to the Seller’s Knowledge none intend to, terminate their employment or services with or to the Seller.

Section 4.18. Collective Bargaining Agreements and Labor.

(a) The Seller is not a party to any labor, collective bargaining or similar agreement, and there are no labor, collective bargaining or similar agreements covering any of the Seller’s employees. There are no pending strikes, work stoppages, slowdowns, lockouts, material arbitrations or other labor disputes pending, or to the Seller’s Knowledge threatened, against the Seller.

(b) There are no material complaints, charges or claims against the Seller pending, or to the Seller’s Knowledge threatened, before any Governmental Authority, based upon the employment, termination of employment or non-employment by the Seller of any individual. The Seller is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority relating to its employees, including all those relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar Tax obligation. The Seller has classified all individuals who perform services for it correctly under each Employee Benefit Plan, ERISA, the Tax Code and other applicable law as common law employees, independent contractors or leased employees, and there is no Proceeding pending, or to the Seller’s Knowledge threatened, that challenges such classification.

Section 4.19. Employee Benefit Plans; ERISA.

Schedule 4.19 contains a complete and correct list of all Seller Employee Benefit Plans. Schedule 4.19 identifies all Seller Employee Benefit Plans that are Seller Welfare Plans and provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except coverage or benefits required by Part 6 of Title I of ERISA or Section 4980B of the Tax Code if paid 100% by the participant or beneficiary. No Seller Employee Benefit Plan is a plan subject to Title IV of ERISA. Neither the Seller nor any of its ERISA Affiliates has or had after September 25, 1980, an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) or ERISA or a “multiple employer plan” subject to Tax Code Section 413(c).

Section 4.20. Bank Accounts.

Schedule 4.20 sets forth a true, complete and correct list of all bank accounts, safe deposit boxes and lock boxes of the Seller, including, with respect to each such account and lock box (a) identification of all authorized signatories, (b) identification of the purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction and (c) identification of the amount on deposit as of the date hereof.

Section 4.21. Transactions with Related Parties.

Except as set forth on Schedule 4.21, the Seller is not a party to any contract, agreement or other arrangement with (a) any current or former officer, director, manager or member; (b) any parent, spouse, child, brother, sister or other family relation (by blood or marriage) of any such officer, director, manager or member; (c) any corporation, partnership or other entity of which any such officer, director, manager or member or any such family relation is an officer, director, manager, partner, trustee or greater than 10% equity owner or beneficiary; or (d) any Affiliate of the Seller.

Section 4.22. Certain Payments.

Neither the Seller, nor any of its respective directors, officers, managers, employees or agents, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of any federal, state, local, municipal, foreign or other law, ordinance, regulation, statute or treaty to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller or any Affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Seller.

Section 4.23. Customer and Supplier Relationships.

Schedule 4.23 contains a complete and accurate list of the Seller’s suppliers (representing in excess of $50,000 of expense per year in 2004) and each of the Seller’s customers (representing in excess of $50,000 of revenue per year in 2004). Except as set forth on Schedule 4.23, the Seller has not received notice that, and to the Seller’s Knowledge the Seller has no reason to believe that, any such supplier or any customer plans to discontinue doing business with the Buyer, plans to reduce the level of business done with Buyer or will not do business on substantially the same terms, conditions and amounts subsequent to the Closing Date as such supplier or customer did with the Seller prior to the Closing Date. All of the Seller’s relationships with its customers (a) are described in written agreements, copies of which have been provided to the Buyer, (b) have not been orally modified and (c) require no performance by the Seller beyond the written terms thereof.

Section 4.24. Accounts Receivable.

Except as set forth on Schedule 4.24, all of the Seller’s accounts, accounts receivable, notes and notes receivable, including all rights of the Seller to payment for services rendered that are payable to the Seller, including any security held for the payment thereof (collectively, the “Accounts Receivable”), are reflected properly on the Seller’s books and records, are valid obligations of each party thereto subject to no setoffs or counterclaims, are current and, to the Seller’s Knowledge, collectible in accordance with their terms at their recorded amounts less applicable reserves shown on the Seller’s books and records. The Seller has used commercially reasonable efforts in its collection of the Accounts Receivable.

Section 4.25. Investment Representations.

(a) The Seller has knowledge and experience in financial and business matters sufficient to enable it to evaluate the merits and risks of an investment in the Parent’s Common Stock. The Seller has assets sufficient to enable it to bear the economic risk of its investment in the Parent’s Common Stock. The Seller is acquiring the Parent’s Common Stock for its own account, and not with a view to, or for sale in connection with, any distribution thereof.

(b) Each of the Seller and the Management Members understands that the Parent’s Common Stock will not be registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, that the Parent’s Common Stock has not been registered under applicable state securities laws by reason of their issuance in a transaction exempt from such registration requirements, and that the Parent’s Common Stock may not be sold or otherwise disposed of unless registered under the Securities Act and applicable state securities laws, or exempted from registration, and that the certificates representing the Parent’s Common Stock will bear the legends required by applicable securities and blue sky laws.

(c) The Seller and the Management Members have not sold or otherwise transferred, disposed, pledged or encumbered any shares of the Parent’s Common Stock during the 60 days prior to the Closing Date and each of the Other Members shall represent the same in writing.

Section 4.26. Disclosure.

All agreements, schedules, exhibits, certificates or reports furnished or to be furnished to the Buyer by or on behalf of the Seller or the Management Members in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects. None of the representations and warranties set forth in this Agreement, the schedules, certificates and reports furnished by the Seller or the Management Members to the Buyer pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER

The Parent and the Buyer, jointly and severally, hereby represent and warrant to the Seller that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 5.01. Organization and Good Standing.

Each of the Parent and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of the Parent and the Buyer has full corporate power and authority to own its properties and carry on its business as it is now being conducted. The Buyer is an indirect, wholly-owned subsidiary of the Parent.

Section 5.02. Execution and Effect of Agreement.

Each of the Parent and the Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Buyer and the consummation by the Parent and the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and the Buyer, and no other corporate proceeding on the part of the Parent or the Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Buyer and constitutes the legal, valid and binding obligation of the Parent and the Buyer, enforceable against each in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 5.03. No Violation.

Except as set forth in Schedule 5.03, neither the execution or delivery of this Agreement by the Parent or the Buyer nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Parent or the Buyer or any of their subsidiaries is a party or to which any of them is bound or subject, or the provisions of the charter or by-laws of the Parent or the Buyer or any of their subsidiaries.

Section 5.04. Consents.

No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of the Parent or the Buyer is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.05. No Brokers.

Neither the Parent or the Buyer nor any Person acting on behalf of the Parent or the Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter related hereto nor has the Parent or the Buyer taken any action on which a claim for any such payment could be based.

ARTICLE VI.

PRE-CLOSING COVENANTS

Section 6.01. Filings and Other Actions.

Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees: (a) to cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in any jurisdiction or any lender, lessor or other third party in connection with the contracts, the proprietary rights and leases, or otherwise, prior to the Closing Date in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits; (b) to use their commercially reasonable efforts to defend all actions challenging this Agreement or the consummation of the transactions contemplated hereby and use their commercially reasonable efforts to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (c) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 6.02. Continuing Access.

The Buyer shall be afforded reasonable access to the Seller and the Business as the Buyer may deem appropriate.

Section 6.03. Cooperation.

Between the date of this Agreement and the Closing Date, the Seller will cooperate with the Buyer and its Representatives, including the Buyer’s auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement.

Section 6.04. Conduct of Business Pending Closing.

Except as otherwise provided in this Agreement or with the prior written consent of the Buyer, between the date of this Agreement and the Closing Date, the Seller shall:

(a) carry on the Business only in the ordinary course substantially as heretofore conducted;

(b) take commercially reasonable steps to preserve existing relationships with all Persons related to the Business, including, without limitation, relationships with its customers, suppliers, employees and agents;

(c) not amend or terminate any Material Agreement;

(d) not enter into any agreement, contract, commitment, or arrangement that would be a Material Agreement;

(e) promptly notify the Buyer of the occurrence of any event that could reasonably be expected to have a Material Adverse Effect, including, without limitation, any significant customer loss or material declines in revenue with any significant customer;

(f) not enter into any single or series of contracts, agreements or commitments relating to the Business that have value in excess of $25,000 each or in the aggregate, other than those contracts, agreements or commitments in the ordinary course substantially as conducted heretofore;

(g) not negotiate, sell lease, transfer, convey or otherwise dispose of any individual asset to be sold to the Buyer hereunder with a value in excess of $25,000 each or in the aggregate other than in the ordinary course of business;

(h) not cause any Material Adverse Effect or any Material Business Deterioration;

(i) not make any loan or advance to any Person other than for services provided to customers on credit in the ordinary course of business consistent with past custom and practices;

(j) not declare or make any dividend or other distribution to any Management Member or Other Member;

(k) not incur any debt, liability or obligation, except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of Taxes and other governmental charges (but not penalties, interest or fines in respect thereof) or obligations or liabilities incurred by virtue of the execution of this Agreement, other than in connection with the Seller’s post-petition financing; provided that the Seller gives the Buyer prior written notice of the terms of such financing;

(l) not issue any notes, bonds, or other debt securities or any membership interests in the Seller or securities convertible into or exchangeable for any membership interests in the Seller;

(m) not cancel, waive or release any debt, right or claim in excess of $25,000, each or in the aggregate, except in each case in the ordinary course of business consistent with past custom and practices;

(n) not change the accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Seller;

(o) not make any capital expenditure or commitment therefor in excess of $25,000 each or in the aggregate;

(p) not create or allow the creation of any Lien on any asset of the Seller, except for Permitted Liens, other than in connection with the Seller’s post-petition financing; provided that the Seller gives the Buyer prior written notice of the terms of such financing;

(q) not hire any additional salaried employees or salespersons earning more than $50,000 per year;

(r) not adopt, amend or terminate any Seller Employee Benefit Plan, other than in the ordinary course of business or as required by law;

(s) not increase the compensation or benefits provided to any employee or officer, whether under any Seller Employee Benefit Plan or otherwise;

(t) not take any action which reasonably could be expected to give rise to a breach of any of the representations and warranties set forth in Article IV hereof;

(u) not make, revoke or change any Tax election, or settle any matter relating to Taxes;

(v) promptly notify the Buyer of any Proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) initiated or threatened by or against the Seller; and

(w) allow the Buyer to contact the Seller’s employees regarding an offer of employment by the Buyer after Closing, provided that nothing in this Agreement shall be construed to require the Buyer to offer employment to any employee of the Seller.

Section 6.05. No Shop.

In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyer in connection with its due diligence review and the preparation and execution of this Agreement, the Seller and the Management Members agree that neither they nor their Representatives will, after execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, (a) solicit, initiate, encourage, enter into, conduct or continue any discussions, or enter into any agreement or understanding, with any Person other than the Buyer regarding the transfer, directly or indirectly, of any membership or other interest in the Seller or any material portion of the Seller’s assets or business (including by way of license), or (b) disclose any non-public information relating to the Seller, or afford access to the properties, books or records of the Seller, to any Person (other than the Buyer) that may be considering acquiring an interest in the Seller or any material portion of the Seller’s assets. If the Seller or any Management Member receives any written request for information or written indication of interest from any Person regarding a possible acquisition involving the Seller or its membership interests, the Seller or such Management Member, as applicable, shall promptly disclose to the Buyer such receipt of such request or indication of interest and shall provide the Buyer with copies of any correspondence or other written material received by the Seller or any Management Member in connection therewith.

Section 6.06. Notification of Certain Matters.

The Seller shall deliver written notice to the Buyer within three Business Days of (a) the occurrence or non-occurrence of any event of which the Seller has knowledge, the occurrence or non-occurrence of which, has caused any representation or warranty of the Seller or the Management Members contained herein to become untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of the Seller or any Management Member to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller or Management Member hereunder. The Buyer shall give notice within three Business Days to the Seller of (a) the occurrence or nonoccurrence of any event of which the Buyer has knowledge, the occurrence or non-occurrence of which, would cause any representation or warranty of the Buyer contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.06 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, (b) modify the conditions set forth in Articles VIII and IX, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice, including, without limitation, termination of this Agreement as contemplated by Article XI.

Section 6.07. Public Announcements.

Prior to the Closing Date, the Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

Section 6.08. Expenses.

Except as provided in Sections 10.01 and 10.02 or as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Representatives. Each of the Management Members shall bear the fees and expenses of the Seller.

Section 6.09. Further Assurances.

Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be necessary or convenient, in the opinion of the other parties’ counsel, to carry out the transactions contemplated hereby. Each party hereto agrees to use commercially reasonable efforts to cause those conditions to Closing that are within its control to be satisfied on or before the Closing Date.

ARTICLE VII.

POST-CLOSING COVENANTS

Section 7.01. Change of Name; Use of Intellectual Property.

Within 10 Business Days following the Closing, the Seller will file an amendment to its Articles of Organization with the State of California changing the Seller’s name to a dissimilar name reasonably satisfactory to the Buyer. Following the Closing, the Seller shall not challenge the validity, enforceability or exclusive ownership of any of the Intellectual Property by the Buyer or its Affiliates or successors or assigns, including, without limitation, the use of the Names.

Section 7.02. Payment of Taxes.

The Seller shall pay in a timely manner all transfer or stamp taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement. The Buyer shall be responsible for any sales, mortgage recording or similar taxes incurred in connection with any financing of the transaction by the Buyer’s lenders.

Section 7.03. Non-Competition and Non-Solicitation.

Each of the Seller and the Management Members shall have entered into a Non-Competition Agreement in the form of Exhibit H attached hereto (the “Non-Competition Agreement”).

Section 7.04. Access to Records.

(a) After the Closing and consistent with the Parent’s and RT Logic’s past practices, the Buyer shall retain all Records and give the Seller reasonable access thereto for all reasonable business purposes, including defending any claims or law suits brought against the Seller (other than by the Buyer), preparing Tax Returns of the Seller and other filings or pursuing any claims of the Seller against any third party (other than the Buyer), such access to include, without limitation, the right at the Seller’s expense to make copies thereof. The Buyer shall not destroy any of the Records without giving the Seller at least 30 days prior notice with the right of the Seller to retain any such Records, which the Buyer desires to destroy.

(b) After the Closing, the Seller shall retain all Excluded Records and give the Buyer reasonable access thereto during normal business hours for all reasonable business purposes, such access to include, without limitation, the right at the Buyer’s expense to make copies thereof. The Seller shall not destroy any of the Excluded Records without giving the Buyer at least 30 days prior notice with the right of the Buyer to retain any such Records, which the Seller desires to destroy.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligations of the Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of each of the conditions set forth in this Article VIII.

Section 8.01. Representations and Warranties.

All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by the President, any Vice President, the Secretary or any Assistant Secretary of the Buyer shall have been delivered to the Seller.

Section 8.02. Performance of Obligations.

All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and certificates to the foregoing effect dated the Closing Date and signed by the President, any Vice President, the Secretary or any Assistant Secretary of the Buyer shall have been delivered to the Seller.

Section 8.03. No Litigation.

No Proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority or body shall have taken any other action or made any request of the Seller as a result of which counsel to the Seller deems it inadvisable to proceed with the transactions hereunder.

Section 8.04. Consents and Approvals.

All necessary consents of and filings required to be obtained or made by the Buyer with any Governmental Authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made. The Buyer shall have also received the consent of its lenders to the consummation of the transactions contemplated by this Agreement.

Section 8.05. Closing Net Tangible Assets.

The Closing Net Tangible Assets shall be at least $500,000.

Section 8.06. Registration Rights Agreement.

The Registration Rights Agreement shall have been executed by the Parent and the Seller.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Article IX.

Section 9.01. Representations and Warranties.

All the representations and warranties of the Seller and the Management Members contained in this Agreement shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality, which shall be true and correct) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and the Seller shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Seller to such effect.

Section 9.02. Performance of Obligations.

All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller or the Management Members on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and the Seller shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Seller to such effect.

Section 9.03. No Litigation.

No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement and no Governmental Authority or body shall have taken any other action or made any request of the Buyer as a result of which counsel to the Buyer deems it inadvisable to proceed with the transactions hereunder.

Section 9.04. Officer’s Certificate; Organizational Documents.

The Buyer shall have received a certificate or certificates, dated the Closing Date and signed by an officer of the Seller, certifying the truth and correctness of attached copies of the Organizational Documents (including amendments thereto) and resolutions of the board of directors or members of the Seller approving the Seller’s entering into this Agreement and the consummation of the transactions contemplated hereby. The Seller shall have delivered to the Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of California and all other jurisdictions in which the conduct of such Seller’s business or activities or its ownership of assets requires qualification under applicable law, showing that the Seller is in good standing and authorized to do business in such jurisdiction.

Section 9.05. No Material Adverse Effect.

As of the Closing Date, no event or circumstance shall have occurred with respect to the Seller which has caused or could reasonably be expected to cause a Material Adverse Effect or a Material Business Deterioration.

Section 9.06. Consents and Approvals.

(a) All necessary consents of and filings required to be obtained or made by the Seller with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and all consents and approvals of third parties listed on Schedule 4.15 shall have been obtained, and such consents or approvals shall not contain any provisions which, in the reasonable judgment of the Buyer, are unduly burdensome.

(b) If all consents and approvals relating to the Business have not been obtained as required under this Agreement as of the Closing because a consent or approval has not been obtained from a third party and the Buyer elects to waive such requirement as a condition to Closing, the parties agree to cooperate with each other and use their best efforts to obtain such consents and approvals as soon as practicable after the Closing. Further, the parties agree to cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the benefits of use of any contract or agreement underlying any un-obtained consent or approval (or any right or benefit arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Seller against a third party thereunder).

Section 9.07. Key Employees; Other Employees.

Each of the key employees set forth on Schedule 9.07 shall have agreed to be employed by the Buyer after the Closing Date and have entered into an Employment Agreement in the form of Exhibit I attached hereto (the “Employment Agreement”). All other employees of the Seller that have agreed to become an employee of the Buyer after the Closing Date shall have entered into the Buyer’s standard documentation for new employees, including a confidentiality agreement.

Section 9.08. Registration Rights Agreement.

The Registration Rights Agreement shall have been executed by the Parent and the Seller.

Section 9.09. Non-Competition Agreements.

The Non-Competition Agreements shall have been executed by the Buyer, the Seller and each of the Management Members.

ARTICLE X.

INDEMNIFICATION

Section 10.01. Obligations of the Seller and the Management Members.

Subject to Section 10.06, as consideration for the commitment of the Buyer hereunder, the Seller and each of the Management Members, jointly and severally, agree to indemnify and hold harmless the Buyer, RT Logic, the Parent, their successors and assigns, and each of their Affiliates, directors, officers, agents, representatives and employees and each other Person, if any, controlling such person (each a “Buyer Indemnified Person”) from and against all Liabilities to which such Buyer Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (a) any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Seller or any of the Management Members in or pursuant to this Agreement (regardless of any notification pursuant to Section 6.06 that corrects any representation or warranty of the Seller or any of the Management Members that was incorrect or inaccurate as of the date hereof) and any breach by the Seller or any of the Management Members of the covenants contained in Section 7.03, (b) acts or omissions of the Seller or its predecessors prior to the Closing that have not been accrued on the Closing Financial Statements, (c) claims under any Environmental Laws arising from any activity of the Seller or any of its predecessors prior to the Closing that have not been accrued on the Closing Financial Statements, (d) claims under ERISA (including claims by the Pension Benefit Guaranty Corporation) or for any pension benefits that have not been accrued on the Closing Financial Statements, (e) past due amounts on any of the Leases that have not been accrued on the Closing Financial Statements, (f) post-closing adjustments arising from or relating to prior transactions in which the Seller was a party except to the extent accrued on the Closing Financial Statements, (g) Liabilities incurred by the Buyer after the Closing with respect to any Proceeding regarding the Business, the Seller or any of its predecessors prior to the Closing; (h) the Seller’s ownership or operation of the Business and/or Purchased Assets prior to the Closing Date; or (i) the Excluded Liabilities; and (in each case) will reimburse any Buyer Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyer Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyer Indemnified Person is a party hereto.

Section 10.02. Obligations of the Buyer and the Parent.

As consideration for the commitment of the Seller hereunder, the Buyer and the Parent, jointly and severally, agree to indemnify and hold harmless the Seller and each of its respective Affiliates, directors, officers, agents and employees and each other Person, if any, controlling the

Seller or any of their respective Affiliates (each a “Seller Indemnified Person”) from and against any Liability to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (i) any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Buyer in or pursuant to this Agreement; or (ii) the Assumed Liabilities, and (in each case) will reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Seller Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Seller Indemnified Person is a party hereto.

Section 10.03. Tax Indemnification.

The Seller shall be responsible for, and the Seller and each of the Management Members, jointly and severally shall indemnify and hold harmless each Buyer Indemnified Person in respect of, any liability, obligation, loss or expense (or actions or claims in respect thereof) attributable to all Taxes with respect to the ownership, use or leasing of the Purchased Assets on or prior to the Closing, including, without limitation, any Tax that is a Lien upon the Purchased Assets. The Buyer or its Affiliates shall be responsible for, and shall indemnify and hold harmless each Seller Indemnified Person in respect of any Liability attributable to all Taxes with respect to the ownership, use or leasing of the Purchased Assets after the Closing. The Seller’s share of all personal property Taxes, state and local ad valorem Taxes and assessments applicable to the Purchased Assets for any period commencing on or prior to the Closing Date and ending after the Closing Date shall be determined on a pro rata basis based on the length of such period and when the Closing Date occurs therein.

Section 10.04. Procedure.

(a) Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to collectively herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any actual or alleged Liability shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 10.05. Failure to provide the specified notice, however, will not affect the Indemnified Person’s rights to indemnity hereunder from the Indemnifying Person, unless the Indemnifying Person can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice.

(b) If any Liability is asserted by any third party against any Indemnified Person, the Indemnifying Person shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article X (an “Action”).

(c) The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person, unless (i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed (within 10 days after the Indemnifying Persons’ receipt of such written notice), to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person (in which case, the Indemnifying Person shall not have the right to assume the defense of such Action on behalf of the Indemnified Person), in any of which events referred to in clauses (i), (ii) and (iii) the fees and expenses of one such separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person.

(d) The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by all other participants to the Indemnified Person a release from all liability in respect of such Action or threatened Action. In addition, the Indemnifying party shall not, without the prior written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which provides for injunctive or equitable relief with respect to any Indemnified Person. Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise any Action or threatened Action without the written consent of the Indemnifying Person, such consent not to be unreasonably withheld.

(e) If, after reasonable written notice of any such Action or threatened Action, the Indemnifying Person does not affirmatively undertake to defend the Indemnified Person, a recovery against the Indemnified Person for damages suffered by it in good faith, is conclusive in its favor against the Indemnifying Person; provided, however, that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of the Action against the Indemnified Person.

Section 10.05. Survival.

The representations, warranties, covenants and agreements made by the parties in this Agreement, including the indemnification obligations of the Seller, the Management Members and the Buyer set forth in this Article X, shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of 24 months following the Closing Date, except that (a) claims related to fraud or willful misconduct shall survive indefinitely, (b) claims related to the Excluded Liabilities shall survive indefinitely, (c) claims arising from the breach of the representations and warranties contained in Sections 4.03 (Execution and Effect of Agreement), 4.07 (Taxes), 4.16 (Environmental Matters) and 4.19 (Employee Benefit Plans; ERISA) shall survive until the expiration of 10 Business Days following the date on which the statute of limitations otherwise applicable to claims relating to the subject matter of such representations has expired, and (d) all other claims shall survive until the final payment of Contingent Consideration but may only be satisfied by right of set-off against the Contingent Consideration pursuant to Section 10.08. Claims with respect to matters described in clauses (a), (b) and (c) are sometimes collectively referred to as the “Special Matters.”

Section 10.06. Limitations.

The Seller and the Management Members shall have no indemnification obligation under Section 10.01 until the aggregate amount of all indemnification claims exceeds $50,000, calculated for purposes of this Article X without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Seller and the Management Members shall be responsible for the full amount of all such claims. The Seller and the Management Members shall have no indemnification obligation under Section 10.01 for any amounts in excess of the Purchase Price. Notwithstanding the foregoing, the first two sentences of this Section 10.06 shall not be applicable to any claims arising with respect to any Special Matters (including claims arising from any actual fraud on the part of the Seller or any of the Management Members), as to each of which the Seller and the Management Members shall have liability for the entire amount of such claim without any limitation, calculated without regard to any materiality standard contained in the applicable representation, warranty or covenant.

Section 10.07. Right to Set-Off.

(a) Any indemnification to which any Buyer Indemnified Person is entitled or other claim by the Buyer for a breach of a representation or warranty contained in this Agreement may, at the Buyer’s option, be satisfied through set-off by notifying the Seller that the Buyer is reducing the Contingent Consideration payable to the Seller. Any such set-off against the Contingent Consideration shall be made first against the cash portion of the Contingent Consideration and second against the Parent’s Common Stock portion of the Contingent Consideration, valuing such Parent’s Common Stock at the Average Trading Price.

(b) Prior to any such set-off, the Buyer shall submit a notice to the Seller of any claim for which it is entitled to payment, specifying in reasonable detail (i) the nature of the claim and (ii) the amount of the claimed liability in respect of each such claim. If within 30 days after receipt of such claim no notice of objection has been filed by the Seller, the Buyer may offset the amount of such claimed liability against the Contingent Consideration payable to the Seller. In the event of any objection notice with respect to such claim, the amount of such claim shall be withheld by the Buyer from any payment of Contingent Consideration otherwise required and the amount of such payment shall be deposited with a mutually acceptable escrow agent until such claim is resolved by the parties.

Section 10.08. Remedies.

(a) Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Purchased Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder. The Seller and each of the Management Members agrees to waive any rights to require the Buyer to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief under this Section 10.08.

(b) Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. All rights and remedies of any party described in this Agreement are cumulative of each other and of every right or remedy such party may otherwise have.

ARTICLE XI.

TERMINATION

Section 11.01. Termination.

This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:

(a) by mutual written consent of the Buyer and the Seller;

(b) by the Seller, on the one hand, or by the Buyer, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by October 15, 2005, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

(c) by the Seller, if: (i) there has been a material misrepresentation or breach by Buyer of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Seller; (ii) the Buyer has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Seller; or (iii) any condition to the Seller’s obligations hereunder becomes incapable of fulfillment through no fault of the Seller or its Affiliates or Representatives and is not waived by the Seller;

(d) by the Buyer, on the one hand, or the Seller, on the other hand, if there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any final, non-appealable Order enjoining the Buyer, on the one hand, or the Seller, on the other hand, from finally consummating the transactions contemplated by this Agreement is entered;

(e) by the Buyer, if: (i) there has been a material misrepresentation or breach by the Seller or any of the Management Members of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Buyer; (ii) the Seller or any of the Management Members has committed a material breach of any covenant imposed upon the Seller or any of the Management Members, as applicable, hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Buyer; or (iii) any condition to the Buyer’s obligations hereunder becomes incapable of fulfillment through no fault of the Buyer or its Affiliates or Representatives and is not waived by the Buyer; or

(f) by the Buyer or the Seller if the average closing price per share of the Parent’s Common Stock over the 30-day trading period ending on October 3, 2005 is less than $21.00 or more than $25.00 per share.

Section 11.02. Consequences of Termination.

In the event that this Agreement shall be terminated pursuant to this Article XI, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party (except that each party shall remain liable for any breach or default by such party of any representation, warranty, covenant or agreement contained herein, as to which all remedies shall remain available, including, but not limited to, the availability of specific performance or other injunctive relief and reasonable legal and audit costs and out of pocket expenses); provided, however, that the confidentiality provisions contained in Section 12.02 shall survive such termination.

ARTICLE XII.

GENERAL PROVISIONS

Section 12.01. Cooperation.

The Seller and the Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. The Seller will cooperate and use its reasonable efforts to have the present officers, directors, managers and employees of the Seller cooperate with the Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

Section 12.02. Confidentiality.

(a) The Buyer agrees to keep non-public information regarding the Seller confidential until the Closing Date and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Buyer’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Seller or any of its Representatives, and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.

(b) The Seller and each of the Management Members agrees to keep non-public information regarding the Buyer, the Purchased Assets or the business related to the Purchased Assets, confidential and agrees that the Seller or such Management Member, as applicable, will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Seller’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Buyer or any of its Representatives and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.

(c) Prior to any disclosure required by law, legal process, regulation or judicial order, the Buyer or the Seller, as the case may be, shall advise the other of such requirement so that it may seek a protective order.

(d) The Seller and the Management Members recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of the Seller and/or the Buyer, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Seller’s and/or the Buyer’s respective businesses. The Seller and each of the Management Members agrees that it will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized Representatives of the Buyer who need to know information in connection with the transactions contemplated hereby and (ii) to counsel and other advisors, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (A) such information becomes known to the public generally through no fault of the Seller or any of the Management Members, or (B) disclosure is required by law, legal process, regulation or judicial order, provided, that prior to disclosing any information pursuant to this clause (C), the Seller shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this Section, the Buyer shall be entitled to an injunction restraining the Seller and/or any of the Management Members from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(e) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by any equitable remedies, including, without limitation, injunctions and specific performance, and restraining orders without the necessity of proving actual damages or posting a bond or other security.

(f) The obligations of the parties under this Section 12.02 shall survive the termination of, or Closing under, this Agreement for a period of five years.

(g) Upon the Closing, any prior confidentiality or non-disclosure agreement between the parties with respect to the transactions contemplated by this Agreement will terminate.

Section 12.03. Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified only with the written consent of the Buyer, the Seller and Management Members representing a majority of the membership interests in the Seller and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.04. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that the Buyer may assign its rights hereunder to a direct or indirect wholly-owned subsidiary of the Buyer, so long as the Buyer remains liable for its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective legal representatives, successors, heirs, executors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 12.05. No Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article X above concerning indemnification are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

Section 12.06. Choice of Law.

(a) This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Maryland (without reference to the choice of law provisions of the State of Maryland).

(b) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the laws of the State of Maryland.

(c) To the extent that a party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

Section 12.07. Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 12.08. Notices.

Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified, (b) the next Business Day after dispatch via nationally recognized overnight courier or (c) confirmation of transmission by facsimile (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a) or (b)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties. Notices should be provided in accordance with this Section 12.08 at the following addresses:

If to the Parent, RT Logic or the Buyer, to:	With a copy to:

Integral Systems, Inc.	DLA Piper Rudnick Gray Cary US LLP
5000 Philadelphia Way	6225 Smith Avenue
Lanham, Maryland 20706	Baltimore, Maryland 21209
Fax: (301) 731-9606	Fax: (410) 580-3170
Attn: Gary Prince	Attn: Jason C. Harmon, Esq.

And, to:

Real Time Logic, Inc.
1042 Elkton Drive
Colorado Springs, Colorado 80907
Fax: (719) 898-2655
Attn: Randal Culver

If to the Seller or the Management Members, to:	With a copy to:

Lumistar, LLC	Friedman Stroffe & Gerard, P.C.
2701 Loker Avenue West, Suite 230	19800 MacArthur Blvd., Suite 1100
Carlsbad, California 92008	Irvine, California 92612
Fax: (760) 431-2665	Fax: (949) 265-1199
Attn: John W. Reeser	Attn: Bryan M. Friedman, Esq.

Section 12.09. Waiver of Bulk Sales Laws.

The Buyer and the Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the transactions contemplated by this Agreement.

Section 12.10. Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 12.11. Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

Section 12.12. Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

Section 12.13. Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.14. Time.

Time is of the essence with respect to this Agreement.

Section 12.15. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“PARENT”	INTEGRAL SYSTEMS, INC.

	By:	/s/ Peter Gaffney
	Name:	Peter Gaffney
	Title:	COO

“RT LOGIC”	REAL TIME LOGIC, INC.

	By:	/s/ Mark D. McMillen
	Name:	Mark D. McMillen
	Title:	CEO

“BUYER”	LUMISTAR, INC.

	By:	/s/ Elaine M. Brown
	Name:	Elaine M. Brown
	Title:	VP/Treasurer/Secretary

“SELLER”	LUMISTAR, LLC

	By:	/s/ John W. Reeser
	Name:	John W. Reeser
	Title:	General Manager

“MANAGEMENT MEMBERS”

/s/ David Penharlow
David Penharlow

/s/ John W. Reeser
John W. Reeser

/s/ Bryan Graber
Bryan Graber

EXHIBIT A

DEFINITIONS

“Accountants” has the meaning specified in Section 2.09 of this Agreement.

“Accounts Receivable” has the meaning specified in Section 4.24 of this Agreement.

“Action” has the meaning specified in Section 10.04 of this Agreement.

“Affiliate” as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Alternative Transaction” means the purchase by any person other than Buyer of the Business or any other transaction competing, conflicting, or interfering with the completion of the transactions contemplated by this Agreement.

“Assignment and Assumption Agreement” has the meaning specified in Section 3.02 of this Agreement.

“Assumed Contracts” has the meaning specified in Section 2.01 of this Agreement.

“Assumed Liabilities” has the meaning specified in Section 2.03 of this Agreement.

“Average Trading Price” has the meaning specified in Section 2.09 of this Agreement.

“Balance Sheet” shall mean the audited balance sheet of the Seller at December 31, 2004.

“Bill of Sale” has the meaning specified in Section 3.02 of this Agreement.

“Business” has the meaning specified in the Recitals to this Agreement.

“Business Day” shall mean any weekday on which commercial banks in New York City are open for business. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Indemnified Person” has the meaning specified in Section 10.01 of this Agreement.

“CERCLA” has the meaning specified in the definition of Hazardous Materials.

“Claims” as defined in Section 4.15 of this Agreement.

“Closing” has the meaning specified in Section 3.01 of this Agreement.

“Closing Balance Sheet” has the meaning specified in Section 2.06 of this Agreement.

“Closing Date” has the meaning specified in Section 3.01 of this Agreement.

“Closing Financial Statements” has the meaning specified in Section 2.06 of this Agreement.

“Closing Net Tangible Assets” has the meaning has the meaning specified in Section 2.06(b)(i) of this Agreement.

“Confidential Information” has the meaning specified in Section 4.08 of this Agreement.

“Contingent Consideration” has the meaning specified in Section 2.09 of this Agreement.

“EAR” shall mean the Export Administration Regulations.

“Earnout Period” shall have the meaning specified in the Earnout Terms.

“Earnout Terms” has the meaning specified in Section 2.09 of this Agreement.

“Employee Benefit Plan” shall have the meaning ascribed to such term by Section 3(3) of ERISA.

“Employment Agreements” has the meaning specified in Section 9.06 of this Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.03 of this Agreement.

“Environmental Laws” shall mean any applicable federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or human health or safety as presently in effect or as amended as of the Closing Date.

“Equipment” has the meaning specified in Section 2.01 of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall refer to any trade or business, whether or not incorporated, in a controlled group with or under common control of any Seller within the meaning of Section 414(b) or (c) of the Tax Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Tax Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Tax Code, within the meaning of Section 414(m) or (o) of the Tax Code.

“Escrow Account” has the meaning specified in Section 2.08 of this Agreement.

“Escrow Agent” shall mean Wachovia Bank, National Association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning specified in Section 2.08 of this Agreement.

“Escrow Amount” has the meaning specified in Section 2.08 of this Agreement.

“Excluded Liabilities” has the meaning specified in Section 2.03 of this Agreement.

“Excluded Records” has the meaning specified in Section 2.02 of this Agreement.

“Financial Statements” shall mean (a) the unaudited financial statements of the Seller for the year ended December 31, 2004, (b) the unaudited financial statements of the Seller for the nine months ended September 30, 2005 and (c) the Closing Financial Statements.

“First Earnout Period” shall have the meaning specified in the Earnout Terms.

“Fourth Earnout Period” shall have the meaning specified in the Earnout Terms.

“GAAP” means generally accepted accounting principles as applied to the Seller on a consistent basis throughout the periods covered thereby.

“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise.

“Hazardous Materials” shall mean any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law and any other substance, material or waste (regardless of physical form or concentration) which is hazardous or toxic to living things or the environment, including without limitation hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA” or “Superfund”) and regulations promulgated thereunder.

“Indemnified Person” has the meaning specified in Section 10.04 of this Agreement.

“Indemnifying Person” has the meaning specified in Section 10.04 of this Agreement.

“Independent Accounting Firm” has the meaning specified in Section 2.06 of this Agreement.

“Intellectual Property” has the meaning specified in Section 2.01 of this Agreement.

“Inventory” has the meaning specified in Section 2.01 of this Agreement.

“ITAR” shall mean the International Traffic in Arms Regulations, as amended.

“Lease” has the meaning specified in Section 4.10 of this Agreement.

“Liability” means any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” means, with respect to any Purchased Asset, any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind in respect of or affecting such asset; provided, however, that Liens shall not include any Permitted Lien.

“Licensed Intellectual Property” has the meaning specified in Section 4.08 of this Agreement.

“Management Member” has the meaning specified in the first paragraph of this Agreement.

“Material Adverse Effect” means a materially adverse effect on the Seller’s business, condition (financial or other), properties or results of operations, taken as a whole, whether as a result of an act of God, fire, flood, accident, casualty, war, labor disturbance, legislation or other event, occurrence or non-occurrence.

“Material Agreements” has the meaning specified in Section 4.12 of this Agreement.

“Material Business Deterioration” the cancellation, discontinuation or reduction of business with any Seller by customers (or the announcement of any intent to cancel, discontinue or reduce such business) that collectively represented in excess of $500,000 of the Seller’s revenue during the 12 months preceding the relevant date.

“Moral Rights” means, collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

“Names” has the meaning specified in Section 2.01 of this Agreement.

“Net Tangible Assets” means tangible assets minus tangible liabilities of the Seller reflected on the balance sheet of the Seller in accordance with GAAP.

“Non-Competition Agreements” has the meaning specified in Section 7.03 of this Agreement.

“Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.

“Organizational Documents” has the meaning specified in Section 4.01 of this Agreement.

“Other Members” has the meaning specified in Section 2.02 of this Agreement.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent’s Common Stock” has the meaning specified in Section 2.05 of this Agreement.

“Permits” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Lien” shall mean, (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due and payable (excluding any Lien arising under ERISA Section 4068); (b) inchoate, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business; (c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business; and (f) all the exceptions to title reflected in Schedule 4.10(a).

“Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personnel” has the meaning specified in Section 4.08 of this Agreement.

“Plan” shall have the meaning specified in the Earnout Terms.

“Pre-Closing Tax Period” has the meaning specified in Section 4.07 of this Agreement.

“Pre-Tax Earnings” has the meaning specified in Section 2.09 of this Agreement.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Purchased Assets” has the meaning specified in Section 2.01 of this Agreement.

“Purchase Price” has the meaning specified in Section 2.05 of this Agreement.

“Purchase Price Objection Notice” has the meaning specified in Section 2.06 of this Agreement.

“Purchase Price Resolution Period” has the meaning specified in Section 2.06 of this Agreement.

“Records” has the meaning specified in Section 2.01 of this Agreement.

“Representative” as to a specified Person shall mean any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

“RT Logic” has the meaning specified in the first paragraph of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Earnout Period” shall have the meaning specified in the Earnout Terms.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Employee Benefit Plans” shall mean Employee Benefit Plans and any other material employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any Seller, maintained by any Seller or an ERISA Affiliate, within the last six years, or to which any Seller or an ERISA Affiliate, within the last six years, has contributed or is or was obligated to make payments, in each case with respect to any employees or former employees of any Seller or an ERISA Affiliate.

“Seller Employee Pension Plans” shall mean Seller Employee Benefit Plans which constitute “employee pension benefit plans” as defined in Section 3(2) of ERISA.

“Seller Indemnified Person” has the meaning specified in Section 10.02 of this Agreement.

“Seller’s Knowledge” means the actual knowledge of the Management Members, together with the knowledge that any of them would have obtained after reasonable inquiry.

“Seller Welfare Plans” shall mean Seller Employee Benefit Plans which constitute “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA.

“Site” has the meaning set forth in Section 4.16 of this Agreement.

“Special Matters” has the meaning set forth in Section 10.05 of this Agreement.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, minimum, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Third Earnout Period” shall have the meaning specified in the Earnout Terms.